================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           SIERRA PACIFIC RESOURCES
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                       [LETTERHEAD OF PACIFIC RESOURCES]



WALTER M. HIGGINS
Chairman of the Board, President
and Chief Executive Officer                        April 11, 1997



To Our Stockholders:

     On behalf of the Board of Directors, I am pleased to invite you to attend the 1997 Annual Meeting of the Stockholders of Sierra Pacific Resources, which will be held at 10:00 a.m., local time, on Friday, May 16, 1997, at the Reno Hilton Hotel, 2500 East Second Street, Reno, Nevada. The formal notice of the Annual Meeting is set forth on the next page.

     The matters to be acted upon at the meeting are described in the attached Proxy Solicitation Statement. During the meeting, you and other stockholders will have the opportunity to ask questions and comment on the Company's operations. Directors, officers, and other employees of the Company will be made available to visit with you before and after the formal meeting to answer whatever questions you may have. In addition to the matters set forth herein, we will also discuss 1996 financial results and our strategic plan for meeting the challenges and seizing the opportunities made available from the profound changes taking place in our industry. Refreshments will be available at the conclusion of the meeting.

     Your views and opinions are very important to the Company. Whether or not you are able to be present at the Annual Meeting, we would appreciate it if you would please review the enclosed Annual Report and Proxy Solicitation Statement. Regardless of the number of shares you own, please execute your proxy card and promptly return it to us in the postpaid envelope.

     We greatly appreciate the interest expressed by our stockholders, and we are pleased that in the past so many of you have voted your shares either in person or by proxy. We hope that you will continue to do so and urge you to return your proxy card as soon as possible.

                              Sincerely,

                              /s/ Walter M. Higgins

                            SIERRA PACIFIC RESOURCES
                                 6100 NEIL ROAD
                               RENO, NEVADA 89511

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 1997
                               -----------------

     NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING OF STOCKHOLDERS OF SIERRA PACIFIC RESOURCES WILL BE HELD AT THE RENO HILTON HOTEL, 2500 E. SECOND, RENO, NEVADA, ON FRIDAY, MAY 16, 1997, AT 10:00 A.M., PACIFIC DAYLIGHT TIME, FOR THE FOLLOWING PURPOSES:

     (1) TO ELECT THREE MEMBERS OF THE BOARD OF DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING IN 2000, OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

     (2) TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY OR ALL ADJOURNMENTS THEREOF;

ALL AS SET FORTH IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

     ONLY HOLDERS OF RECORD OF COMMON STOCK AT THE CLOSE OF BUSINESS ON MARCH 14, 1997, WILL BE ENTITLED TO VOTE AT THE MEETING, AND ANY OR ALL ADJOURNMENTS THEREOF. THE TRANSFER BOOKS WILL NOT BE CLOSED.

     YOUR CONTINUED INTEREST AS A STOCKHOLDER IN THE AFFAIRS OF YOUR COMPANY, ITS GROWTH AND DEVELOPMENT IS GREATLY APPRECIATED BY THE DIRECTORS, OFFICERS AND EMPLOYEES WHO SERVE YOU.

                         BY ORDER OF THE BOARD OF DIRECTORS

                         WILLIAM E. PETERSON
                            SECRETARY

DATED:  APRIL 11, 1997

IF YOU ARE A HOLDER OF COMMON STOCK OF THE COMPANY AND DO NOT EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, IT WILL BE HELPFUL TO US IF YOU WILL READ THE ACCOMPANYING PROXY STATEMENT, THEN MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, AS EARLY AS POSSIBLE.

WE THANK YOU FOR YOUR COOPERATION.

MAILING ADDRESS:
     P. O. BOX 30150
     RENO, NEVADA 89520

                           SIERRA PACIFIC RESOURCES
                                 6100 NEIL ROAD
                              RENO, NEVADA   89511

                                PROXY STATEMENT

                                ----------------

                                    GENERAL

     This proxy statement is furnished to the holders of Common Stock of Sierra Pacific Resources (hereinafter referred to as the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held on Friday, May 16, 1997. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. Every properly signed proxy will be voted.

     A person giving the enclosed proxy has the power to revoke it at any time before it is exercised at the meeting, by written notice to the Secretary of the Company, by sending a later dated proxy, or by revoking it in person at the meeting.

     The Company will bear the cost of solicitation of proxies by management, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of Common Stock. In addition to the use of mail, proxies may be solicited by personal interview, by telephone, by telegraph or electronic wireless medium, or by certain employees without compensation. Beacon Hill Partners, Inc., will assist in the solicitation of proxies at an estimated cost of $4,500. The approximate date on which this proxy statement and the enclosed proxy will first be sent to stockholders is April 11, 1997.


                      STOCK OUTSTANDING AND VOTING RIGHTS

     Only holders of Common Stock of record on the stock transfer books of the Company at the close of business on March 14, 1997 (the "record date") will be entitled to vote at the meeting. There were 30,819,098 shares of Common Stock outstanding on the record date. Each share of Common Stock is entitled to one vote and a fraction of a share is entitled to the appropriate fraction of a share vote. Under the Company's By-Laws, a majority of the shares issued and outstanding and entitled to vote will constitute a quorum, and a majority of the voting power of shares represented at the meeting will be sufficient to elect Directors. Abstentions and broker non-votes will be counted for purposes of determining a quorum and the number of shares which will constitute a majority of the voting power represented at the meeting. Since a majority of the voting power represented at the meeting is required to approve most proposals, and to elect directors, abstentions and non-votes will have the practical effect of a vote against a proposal.


                             ELECTION OF DIRECTORS

     All Directors elected at the meeting will serve a three-year term ending at the Annual Meeting in 2000, or until their successors are elected and qualified. The shares represented by the enclosed proxy will be voted to elect the three Nominees unless such authority has been withheld. If any Nominee becomes unavailable for any reason, which is not anticipated, the shares represented by the enclosed proxy may be voted for such other persons as may be selected by the Board of Directors of the Company.

     The following information is furnished with respect to each Nominee for election as a Director and for each Director whose term of office will continue after the meeting.


NAME OF DIRECTOR                         PRINCIPAL OCCUPATION      DIRECTOR SINCE
AND NOMINEE                     AGE      DURING LAST 5 YEARS
---------------------------------------------------------------------------------
NOMINEES FOR ELECTION FOR A
 TERM OF THREE YEARS
 EXPIRING IN 2000

Edward P. Bliss                  64   Partner, Loomis, Sayles &              1990
                                      Co., Inc., an investment
                                      counsel of Boston,
                                      Massachusetts.  He is
                                      also a director of
                                      Seaboard Oil Company of
                                      Midland, Texas.

Theodore J. Day                  47   Senior Partner, Hale Day               1987
                                      Gallagher Co., a real
                                      estate brokerage and
                                      investment company.

Walter M. Higgins                52   Chairman of the Board,                 1993
                                      President and Chief
                                      Executive Officer of the
                                      Company since January 5,
                                      1994. Also President and
                                      Chief Executive Officer
                                      of Sierra Pacific Power
                                      Company since February
                                      1994.  President and
                                      Chief Operating Officer
                                      of the Company from
                                      November 1, 1993 to
                                      January 4, 1994.
                                      President and Chief
                                      Operating Officer of
                                      Louisville Gas and
                                      Electric Company from
                                      1991 to November 1993.
                                      He is also a director of
                                      Aegis Insurance Services,
                                      Inc.
                                         PRINCIPAL OCCUPATION      DIRECTOR SINCE
NAME OF DIRECTOR                AGE      DURING LAST 5 YEARS
---------------------------------------------------------------------------------
DIRECTORS WHOSE TERM
 EXPIRES IN 1999
Krestine M. Corbin               59   President and Chief                    1989
                                      Executive Officer of
                                      Sierra Machinery
                                      Incorporated since 1984
                                      and a director of that
                                      Company since 1980.  She
                                      also serves on the
                                      Twelfth Federal Reserve
                                      Bank District Board.

Harold P. Dayton                 74   Retired since 1985;                    1984
                                      formerly President of
                                      Dayton's Furniture, Inc.
                                      Mr. Dayton has been a
                                      director of Sierra
                                      Pacific Power Company
                                      since 1967.

James R. Donnelley               61   Vice Chairman of the                   1987
                                      Board of R.R. Donnelley &
                                      Sons Company since July
                                      1990. He has been a
                                      director of that company
                                      since 1976.  He is also a
                                      director of Pacific
                                      Magazines & Printing
                                      Limited and Chairman of
                                      the Board of National
                                      Merit Scholarship
                                      Corporation.

Dennis E. Wheeler                54   Chairman of the Board,                 1990
                                      President and Chief
                                      Executive Officer of
                                      Coeur d' Alene Mines
                                      Corporation since 1986.

                                         PRINCIPAL OCCUPATION      DIRECTOR SINCE
NAME OF DIRECTOR                AGE      DURING LAST 5 YEARS
---------------------------------------------------------------------------------
DIRECTORS WHOSE TERM
 EXPIRES IN 1998

Richard N. Fulstone              69   President and General                  1986
                                      Manager of R. N. Fulstone
                                      Company since 1957 and
                                      President and General
                                      Manager of F. M.
                                      Fulstone, Inc. since 1982
                                      (both companies engage in
                                      farming, cattle ranching
                                      and investments).

James L. Murphy                  67   Certified public                       1992
                                      accountant and retired
                                      partner of and consultant
                                      to Grant Thornton,
                                      L.L.P., an international
                                      accounting and management
                                      consulting firm.  He is
                                      the owner, independent
                                      trustee and general
                                      partner of several real
                                      estate development
                                      projects and numerous
                                      rental properties. He is
                                      also a retired Colonel of
                                      the United States Air
                                      Force Reserve.  He has
                                      been a Director of Sierra
                                      Pacific Power Company
                                      since 1990.

Robert B. Whittington            70   Retired newspaper                      1985
                                      executive; former
                                      President, Gannett West
                                      Newspaper Group and
                                      Director, Gannett Co.,
                                      Inc.; former publisher,
                                      Reno Evening Gazette and
                                      Nevada State Journal.  In
                                      accordance with Board
                                      policy that no Director
                                      stand for election after
                                      age 70, Mr. Whittington
                                      has announced his
                                      intention to retire at
                                      the expiration of his
                                      term in 1998.

   All Directors of Sierra Pacific Resources are Directors of its wholly-owned subsidiary, Sierra Pacific Power Company. Of the other wholly-owned subsidiaries, Messrs. Higgins and Murphy are Directors of Lands of Sierra, Inc.; Messrs. Dayton and Higgins are Directors of Sierra Gas Holdings Company; Messrs. Day and Higgins are Directors of Tuscarora Gas Pipeline Company; and Messrs. Higgins and Fulstone are Directors of Sierra Water Development Company. Mr. Higgins is also a Director of Sierra Energy Company, Tuscarora Gas Operating Company, Pinon Pine Corp., and Pinon Pine Investment Co. In addition, Dr. Ronald K. Remington, President of Great Basin College, is a Director of Sierra Pacific Power Company.

                            DIRECTOR'S COMPENSATION

   Each non-employee Director is paid an annual retainer of $30,000. In keeping with the Board's policy to tie management and director compensation to overall Company performance and to increase Director share ownership, on February 12, 1996, the Board amended the Non-Employee Director Stock Plan ("Plan") to require that, effective at the annual meeting in 1996, a minimum of $20,000 of the annual retainer be paid in Company Stock. Under other provisions of the Plan, several non-employee Directors elected to receive more Company Stock than the required minimum. The 1996 Plan amendment increased the minimum amount of the annual retainer Directors must take in Company Stock to 66-2/3% and insures that all Directors will have a minimum of $100,000 worth of Company Stock after five years of service. This Compensation Plan amendment along with the elimination of the director Retirement Plan in 1996, described below, insures, in accordance with Board policy, that all Directors will always maintain a very substantial shareholder investment in the Company. Non-employee Directors of the Company, its subsidiaries, and members of Board committees are paid $1200 for each Board or Committee meeting attended, not to exceed two meeting fees per day regardless of the number of meetings attended. They also receive a full meeting fee or partial meeting fee (depending on distance) for travel to attend meetings away from the Director's home. In consideration for their additional responsibility and time commitments, non-employee Directors serving as Committee Chairpersons are also paid an additional $1,000 quarterly.

   The Company's Retirement Plan for Outside Directors, adopted March 6, 1987, was terminated on June 25, 1996. The actuarial value of the vested benefit as of May 20, 1996, for each Director, was converted into "phantom stock" of the Company at its fair market value on May 20, 1996. The "phantom stock" is held in an account to be paid at the time of the Director's departure from the Board. All "phantom stock" earns dividends at the same rate as listed stock from the date of conversion and is deemed reinvested in additional shares of such stock.


                          BOARD AND COMMITTEE MEETINGS

   The Board of Directors maintains the following standing committees: Audit, Compensation and Organization, and Planning and Finance. The Company's wholly-owned subsidiary, Sierra Pacific Power Company, maintains a Pension Committee, which oversees the pension and benefits program for all affiliates, and an Environmental Committee. The Board also establishes ad hoc committees for specific projects when required.

   The Audit Committee was established in 1972 to review and confer with the Company's independent auditors and to review the Company's internal auditing program and procedures to ensure that its operations are in compliance with applicable laws, regulations and Company policies. The Directors presently serving on the Audit Committee are Ms. Corbin (Chair), Mr. Dayton, Mr. Bliss, Mr. Murphy and Mr. Wheeler. The Audit Committee met three times in 1996.

   The Compensation and Organization Committee was formed in 1991 to assume the duties and responsibilities of the previous Personnel & Organization Committee. Among its other duties, this Committee considers nominations to the Board of Directors as recommended by stockholders or others. To be considered, nominations must be submitted in writing to the Committee in care of the Secretary of the Company. This Committee also reviews Director and executive performance, recommends appointments to Board Committees and reviews and recommends to the Board any changes in directors' fees or compensation adjustments for all officers and executives of the Company. Directors presently serving on the Compensation and Organization Committee are Mr. Day, Mr. Dayton, Mr. Donnelley, Mr. Fulstone, and Mr. Whittington (Chair). The Committee met seven times in 1996.

   The Planning and Finance Committee was formed in October, 1992 to assume the duties and responsibilities of the previously separated Finance and Planning Committees. This Committee reviews and recommends to the Board the long-range goals of the parent and subsidiary Companies. The Committee reviews and recommends to the Board the type and amount of financing and the selection of underwriters or bankers. Ms. Corbin, Mr. Donnelley, Mr. Fulstone, Mr. Murphy, and Mr. Wheeler (Chair) presently serve on this Committee. The Planning and Finance Committee met three times in 1996, including two sessions with the full Board.

   The Environmental Committee was formed in 1992 to assist the Board of Directors in overseeing the Company's environmental policy and performance and to provide guidance to executive management on environmental issues. Mr. Dayton, Mr. Fulstone, and Dr. Remington (Chair) presently serve on this Committee. The Committee met two times in 1996.

   The Pension Committee was formed to oversee the Company's pension and other health, welfare and benefit programs; to appoint, discharge and monitor plan money managers; and to review and discharge the fiduciary duties delegated to the Committee under the Company's health, welfare and benefit plans. Mr. Bliss, Mr. Day, Mr. Murphy (Chair), and Mr. Whittington presently serve on this Committee. The Committee met three times in 1996.

   There were four regularly scheduled and six special meetings of the Board of Directors held during 1996. The aggregate meeting attendance of all members of the Board was 95% for Board and Committee meetings.

                           SUMMARY COMPENSATION TABLE

   The following table sets forth information about the compensation of the Chief Executive Officer and each of the four most highly compensated officers for services in all capacities to the Company and its subsidiaries.

                                                                                   Long-Term Compensation
                                                                             --------------------------------------
                                           Annual Compensation                        Awards              Payouts
                                        ---------------------------------    -------------------------   ----------
                                                                                            Securities
                                                                   Other                      Under-
                                                                   Annual    Restricted       lying
          Name and                                   Incentive    Compen-       Stock        Options/       LTIP        All Other
          Principal                     Salary          Pay        sation      Awards        SARS          Payouts     Compensation
          Position           Year         ($)           ($)         ($)          ($)          (#)            ($)            ($)
             (a)              (b)         (c)         (d)(3)      (e)(4)         (f)          (g)          (h)(5)         (i)(6)
-----------------------------------------------------------------------------------------------------------------------------------

Walter M. Higgins            1996         334,231      219,869      1,657         0           9,594        181,193          35,054
Chairman, President and      1995         314,423      184,064      3,166         0          11,960              0          21,600
 Chief Executive Officer     1994         298,846      212,949     12,855         0          10,463              0          67,639

Malyn K. Malquist (1)        1996         194,077       95,335     24,132         0           3,504         51,770           9,380
Senior Vice President,       1995         185,769       77,903     24,501         0           4,231              0          13,219
 Distribution Services       1994         139,049       65,904      4,500         0           2,761              0          14,275
 Business Group & Principal
 Operations Officer, Sierra
 Pacific Power Company;
 Acting Chief Financial
 Officer and Treasurer

William E. Peterson          1996         191,923       85,445      3,417         0           3,504         70,508          20,982
Senior Vice President,       1995         190,000       77,903      6,157         0           4,231              0          14,876
 General Counsel and         1994         190,000       89,384      9,660         0           3,758              0          12,568
 Corporate Secretary

Gerald  W. Canning           1996         147,692       46,232      1,423         0           2,066         38,602          14,350
Vice President, Electric     1995         139,769       46,510      5,600         0           2,570              0           9,252
 Production & Fuels, Sierra  1994         130,975       53,603        314         0           2,059              0           8,278
 Pacific Power Company

Victor H. Pena (2)           1996         133,639       39,775      5,677         0           1,694         20,877           6,770
Vice President, Business     1995         126,347       37,685      1.366         0           2,026              0          14,923
 Development                 1994          69,692       28,478      8,207         0           1,114              0          46,163

(1) Mr. Malquist became Senior Vice President, Distribution Services Business Group & Principal Operations Officer for Sierra Pacific Power Company in August 1996. He was hired in April 1994.
(2) Mr. Pena was hired in May 1994. He is also Vice President, Technology, Information Services, and Business Development for Sierra Pacific Power Company.
(3) Amounts represent incentive pay received pursuant to SPR's "pay for performance" team incentive plan.
(4) In accordance with the terms of his employment arrangement, the Company discharged the annual installment due on Mr. Malquist's loan resulting in other annual compensation of $23,000 to Mr. Malquist in 1996 and 1995. See Certain Relationships and Related Transactions.
(5) LTIP Payouts relate to performance share payouts pursuant to the Executive Long-Term Incentive Plan approved by shareholders in 1994 for the three-year period January 1, 1994-December 31, 1996. Awards are based on attainment of predetermined financial goals for annual growth in earnings per share and overall shareholder return as compared to the Dow Jones Utility Index.

(6) Amount of All Other Compensation includes the following for 1996:

 . Company contributions under both the 401(k) Deferred Compensation Plan for all administrative employees and the Executive Officers and directors, pursuant to which the Company matches 50% of each Executive Officer's deferral up to 6% of salary. In 1996, the Company matching amount was $4,500 for Mr. Higgins, $4,500 for Mr. Malquist, $4,500 for Mr. Peterson, $4,464 for Mr. Canning, and $4,500 for Mr. Pena.

 . The Company, in 1996, amended its Non-Qualified Deferred Compensation Plan for its executive staff. Company contributions for Messrs. Higgins, Malquist, Peterson, Canning, and Pena were $21,062, $3,659, $11,041, $3,900, and $1,184, respectively. The additional income on earnings contributed by Messrs.
  Higgins, Malquist, Peterson, Canning, and Pena, which was in excess of 120% of the federal rate, was $107, $63, $207, $319, and $18, respectively.

 . Insurance premiums paid for split dollar life policies and the Company's contribution and income earned from the Company's contribution toward Executive Term Life Policies which replaced the split dollar life policies in 1996 for Messrs. Higgins, Malquist, Peterson, Canning, and Pena were $6,006 and $3,379; $660 and $448; $992 and $4,242; $708 and $4,959; and $714 and
  $354, respectively.

 . The Company, in 1996, instituted a Wellness Program designed to increase awareness of personal health and fitness. All employees were encouraged to participate in a medical screening and, as an incentive, $50 was paid by the Company. Mr. Malquist received $50 for participation in the screening.


                   OWNERSHIP OF STOCK BY DIRECTORS, NOMINEES
                     FOR DIRECTORS, EXECUTIVE OFFICERS AND
                           CERTAIN BENEFICIAL OWNERS

Voting Stock

     The following table indicates the shares owned by Weiss Asset Management Company, the only person known to Sierra Pacific Resources to be owner of more than 5 percent of any class of its voting stock as of March 14, 1997:

                                Name and Address        Shares
                                  of Beneficial       Beneficially      Percent
       Title of Class                Owner               Owned          of Class
--------------------------------------------------------------------------------
Common Stock                      Weiss Asset              1,635,000       5.31%
                                   Management
                                  660 Madison
                                     Avenue
                                 New York, New
                                York  10022-8405

     The table below sets forth the shares of Sierra Pacific Resources Common Stock beneficially owned by each director, nominee for director, the Chief Executive Officer, and the four other most highly compensated executive officers. No director, nominee for director or executive officer owns, nor do the directors and executive officers as a group own, in excess of one percent of the outstanding Common Stock of the Company. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to the shares shown.


                                         SHARES
                                      BENEFICIALLY      PERCENT OF TOTAL SHARES
                                      OWNED AS OF          OUTSTANDING AS OF
   NAME OF DIRECTOR OR NOMINEE       MARCH 14, 1997         MARCH 14, 1997
---------------------------------------------------------------------------------
Edward P. Bliss                              11,557
Krestine M. Corbin                            8,484
Theodore J. Day                              18,054
Harold P. Dayton, Jr.                        10,659
James R. Donnelley                           15,496   No director or nominee
Richard N. Fulstone                          12,833   for director owns in excess
Walter M. Higgins                            17,386   of one percent.
James L. Murphy                               8,331
Dennis E. Wheeler                             7,342
Robert B. Whittington                        11,047
                                            -------
                                            121,189
                                            =======
                                         SHARES
                                      BENEFICIALLY      PERCENT OF TOTAL SHARES
                                      OWNED AS OF          OUTSTANDING AS OF
EXECUTIVE OFFICERS                   MARCH 14, 1997         MARCH 14, 1997
---------------------------------------------------------------------------------
Walter M. Higgins                            17,386
Malyn K. Malquist                             6,656
William E. Peterson                           6,208   No executive officer owns
Gerald W. Canning                             8,008   in excess of one percent.
Victor H. Pena                                2,544
                                            -------
                                             40,802
                                            =======
All directors and executive
 officers as a group (a) (b)  (c)           156,834
                                            =======

--------------------------------
(a) Includes shares acquired through participation in the Employee Stock Purchase Plan and 401(k) Plan.
(b) The number of shares beneficially owned includes shares which the Executive Officers currently have the right to acquire pursuant to stock options granted and performance shares earned under the Executive Long-Term Incentive Plan.
     Shares beneficially owned pursuant to stock options granted to Messrs. Higgins, Malquist, Peterson, Canning, and Pena, and all directors and executive officers as a group are 12,979, 4,048, 4,646, 2,676, 1,816, and 30,249 shares, respectively.
     Shares beneficially owned as a result of performance shares earned by Messrs. Higgins, Malquist, Peterson, Canning, Pena, and all officers as a group are 3,400, 1,090, 1,435, 839, 400, and 9,139, respectively.
(c) Included in the shares beneficially owned by the Directors are 62,777 shares of "phantom stock" representing the actuarial value of the Directors' vested benefits in the terminated Retirement Plan for Outside Directors discussed in the Section titled "Director Compensation."

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows all grants of options to the named executive officers of Sierra Pacific Resources in 1996. Pursuant to Securities and Exchange Commission (the "SEC") rules, the table also shows the present value of the grant at the date of grant. The exercise price of all options is the market value of the stock as listed on the New York Stock Exchange at the time the options are granted.

                                      Individual Grants (1)
-----------------------------------------------------------------------------------------
                                                 Percent of Total
                            Number of             Options/SARS
                            Securities             Granted to       Exercise                   Grant
                           underlying              Employees        of Base                    Date
                           Options/SARS            in Fiscal         Price     Expiration    Present
          Name               Granted                  Year           ($/Sh)        Date        Value
          (a)                   (b)                   (c)             (d)          (e)        (f)(2)
-----------------------------------------------------------------------------------------------------

Walter M. Higgins             9,594                   34.7           23.375        1/1/06     23,985
Malyn K. Malquist             3,504                   12.7           23.375        1/1/06      8,760
William E. Peterson           3,504                   12.7           23.375        1/1/06      8,760
Gerald W. Canning             2,066                    7.5           23.375        1/1/06      5,165
Victor H. Pena                1,694                    6.1           23.375        1/1/06      4,235
-----------------------------------------------------------------------------------------------------

(1) Under the Executive Long-Term Incentive Plan, the grants of non-qualifying stock options were made on January 1, 1996. Twenty percent of these grants vest annually commencing one year after the date of the grant.
(2) The hypothetical grant date present values are calculated under a modified Black-Scholes Model. The Black-Scholes Model is a mathematical formula used to value options traded on stock exchanges. The assumptions used in determining the option grant date present value listed above include the stock's expected volatility (11.4%), risk free rate of return (6.5%), projected dividend yield (5.3%), the stock option term (10 years), and an adjustment for non-transferability or risk of forfeiture during the vesting period (five years at 3%).

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES


   The following table provides information as to the value of the options held by the named executive officers at year-end measured in terms of the closing price of Sierra Pacific Resources Common Stock on December 31, 1996.

                                                                              Number of Securities                 Dollar
                                                                             Underlying Unexercised         Value of Unexercised
                                                                             Options/SARS at Fiscal       in-the-Money Options/SARS
                                                                                    Year-End                 at Fiscal Year-End
                                  Shares Acquired on                              Exercisable/                  Exercisable/
            Name                       Exercise          Value Realized           Unexercisable                 Unexercisable
             (a)                         (b)                   (C)                     (d)                           (e)
-----------------------------------------------------------------------------------------------------------------------------------

Walter M. Higgins                         0                    0                6,577  /  25,440             58,448 /  199,040
Malyn K. Malquist                         0                    0                1,950  /   8,546             17,573 /   66,349
William E. Peterson                       0                    0                2,349  /   9,144             20,863 /   71,284
Gerald W. Canning                         0                    0                1,338  /   5,357             11,935 /   41,857
Victor H. Pena                            0                    0                  850  /   3,984             7,728  /   30,828
-----------------------------------------------------------------------------------------------------------------------------------

(e) Pre-tax gain. Value of in-the-money options based on December 31, 1996, closing trading price of $28.750 less the option exercise price.

                       LONG-TERM INCENTIVE PLANS - AWARDS
                              IN LAST FISCAL YEAR

   The Executive Long-Term Incentive Plan (LTIP) provides for the granting of stock options (both non-qualified and qualified), stock appreciation rights
(SARs), restricted stock performance units, performance shares and bonus stock to participating employees as an incentive for outstanding performance. Incentive compensation is based on the achievement of pre-established financial goals for the Company. In 1996, goals were established for total shareholder return (TSR) compared against the Dow Jones Utility Index and annual growth in earnings per share (EPS).

   The following table provides information as to the performance shares granted to the named executive officers of Sierra Pacific Resources in 1996. Nonqualifying stock options granted to the named executives as part of the LTIP are shown in the table "Option/SAR Grants in Last Fiscal Year."

                                                                                            Estimated Future Payouts
                                                                                                 Under Non-Stock
                                                                                                 Price-Based Plans
                                                       Performance or Other        --------------------------------------------
                              Number of Shares,       Period Until Maturation             Threshold         Target     Maximum
            Name            Units or Other Rights            or Payout                        $               $           $
             (a)                     (b)                        (c)                        (d)(1)           (e)(2)      (f)(3)
-------------------------------------------------------------------------------------------------------------------------------
Walter M. Higgins                 2,952                     3 years                       34,501          69,003     120,755
Malyn K. Malquist                 1,168                     3 years                       13,651          27,302      47,778
William E. Peterson               1,168                     3 years                       13,651          27,302      47,778
Gerald W. Canning                   689                     3 years                        8,053          16,105      28,184
Victor H. Pena                      565                     3 years                        6,603          13,207      25,112
-------------------------------------------------------------------------------------------------------------------------------

(1) The threshold represents the level of TSR and EPS achieved during the cycle which represents minimum acceptable performance and which, if attained, results in payment of 50% of the target award. Performance below the minimum acceptable level results in no award earned.
(2) The target represents the level of TSR and EPS achieved during the cycle which indicates excellent performance and which, if attained, results in payment of 100% of the target award.
(3) The maximum represents the maximum payout possible under the plan and a level of TSR and EPS indicative of outstanding performance which, if attained, results in a payment of 175% of the target award.

   All levels of awards are made with reference to the price of each performance share at the time of grant.

                                 PENSION PLANS

     The following table shows annual benefits payable on retirement at normal retirement age 65 to elected officers under the Company's defined benefit plans based on various levels of remuneration and years of service which may exist at the time of retirement.

                              Annual Benefits for Years of Service Indicated
Highest Average Five-      ----------------------------------------------------
Years Remuneration         15 Years   20 Years   25 Years   30 Years   35 Years
---------------------      ----------------------------------------------------
       $ 60,000            $ 27,000   $ 31,500   $ 36,000   $ 36,000   $ 36,000
       $120,000            $ 54,000   $ 63,000   $ 72,000   $ 72,000   $ 72,000
       $180,000            $ 81,000   $ 94,500   $108,000   $108,000   $108,000
       $240,000            $108,000   $126,000   $144,000   $144,000   $144,000
       $300,000            $135,000   $157,500   $180,000   $180,000   $180,000
       $360,000            $162,000   $189,000   $216,000   $216,000   $216,000
       $420,000            $189,000   $220,500   $252,000   $252,000   $252,000
       $480,000            $216,000   $252,000   $288,000   $288,000   $288,000
       $540,000            $243,000   $283,500   $324,000   $324,000   $324,000
       $600,000            $270,000   $315,000   $360,000   $360,000   $360,000
       $660,000            $297,000   $346,500   $396,000   $396,000   $396,000
       $720,000            $324,000   $378,000   $432,000   $432,000   $432,000

     The Company's noncontributory Retirement Plan provides retirement benefits to eligible employees upon retirement at a specified age. Annual benefits payable are determined by a formula based on years of service and final average earnings consisting of base salary and incentive compensation. Remuneration for the named executives is the amount shown under "Salary" and "Incentive Pay" in the Summary Compensation Table. Pension costs of the Retirement Plan to which the Company contributes 100% of the funding are not and cannot be readily allocated to individual employees and are not subject to Social Security or other offsets.

     Years of credited service under the qualified plan for Messrs. Higgins, Malquist, Peterson, Canning, and Pena are 3.1, 2.7, 3.6, 27.1, and 1.6, respectively.

     A Supplemental Executive Retirement Plan (SERP) and an Excess Plan are also offered to the named executive officers. The SERP is intended to ensure the payment of a competitive level of retirement income to attract, retain and motivate selected executives. The Excess Plan is intended to provide benefits to executive officers whose pension benefits under the Company's Retirement Plan are limited by law to certain maximum amounts.

     In addition, the Company has entered into an arrangement with Mr. Peterson crediting him with four years of service for prior years of service with his previous employer, most of which was dedicated to performing legal services for the Company, and an additional one-half year credit for each year of service with the Company for the first ten years of his employment. The Company also entered into an agreement with Mr. Pena when he accepted employment with SPR after several years with Louisville Gas & Electric Company, crediting him with three years of service.

                               PERFORMANCE GRAPH

     The line graph below compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poors (S&P) Composite-500 Index and the Dow Jones Utilities Index for a five-year period commencing December 31, 1991, and ending December 31, 1996.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
              AMONG SIERRA PACIFIC RESOURCES, THE S & P 500 INDEX
                       AND THE DOW JONES UTILITIES INDEX

                                      12/31/91       12/31/92       12/31/93      12/31/94      12/31/95      12/31/96
                                  ------------------------------------------------------------------------------------
SIERRA PACIFIC RESOURCES                  $100           $ 91           $ 97          $ 94          $124          $159
----------------------------------------------------------------------------------------------------------------------
STANDARD & POORS 500                      $100           $108           $118          $120          $165          $203
----------------------------------------------------------------------------------------------------------------------
DOW JONES UTILITIES                       $100           $104           $114          $ 97          $128          $139
----------------------------------------------------------------------------------------------------------------------

* $100 invested on 12/31/91 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

                  REPORT OF THE COMPENSATION AND ORGANIZATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

To the Stockholders:

     In 1994, Sierra Pacific Resources directors and shareholders approved a compensation plan designed to tie executive pay to the Company's overall performance as well as to their own achievements as individuals. This "pay for performance" plan has brought about improved results in every year since its inception, and continues to be an unqualified success. This year, the Board reinforced the purposes and goals of this Plan by adopting a policy requiring that the Chief Executive Officer, Senior Vice Presidents, Vice Presidents and other officers own, respectively, within five years of their assuming office, an aggregate of three, two, and one times their base pay in Company Stock. Any officer failing to acquire the required minimum within the period prescribed must take all incentive pay awards in Company Stock until the required minimum is attained.

     The guiding principles of the pay-for-performance plan are:

     . To tie cash awards to specific goals set for the corporation, the business unit, and the individual.

     . To encourage executive involvement in creating long-term shareholder values by emphasizing the executive's ownership of Company Stock.

     . To make improved customer satisfaction, as measured by outside surveys, a specific element of the pay program.

     .    To tie compensation to both annual and long-term strategic plans.

     . To be able to attract and retain executives of the high caliber vital to long-term Company success.

     . To relate base pay to industry standards but to require superior performance in order to receive payouts above those standards.

     To reach these goals, the program at the outset sets base salaries for executives generally below industry medians. The "at risk" portion of annual cash compensation is targeted at 25% to 35% of base pay (except for the chief executive officer), based on meeting or surpassing pre-determined company-wide goals for financial performance, customer satisfaction, and capital spending. These account for 75% of the annual cash incentive; individual performance, judged by the chief executive officer, affects 25%. No awards can be made unless corporate earnings meet dividend requirements. The expectation is that total cash compensation will exceed the competitive market in good performance years and fall below the industry if performance is below average.

     Long-term performance share grant incentives are awarded at 10% to 15% of an executive's position rate (industry standard pay). These stock grants, which include dividend equivalents, are made for a three-year period. They are earned by meeting requirements for annual growth in earnings per share and total shareholder return in comparison with the Dow Jones Utility Index, as measured over the three-year period of the grant. The first awards under this program were made this year, as described below.

     The plan also includes non-qualified stock option grants that range (at face value) from 30% to 45% of position salary rates. These vest over five years at the rate of 20% a year. The exercise price for options is the fair market value (list price on the New York Stock Exchange) on the date of the grant.

     For the third consecutive year, overall performance exceeded the overall goal set by the Directors. Customer satisfaction is broken down into three broad categories: industrial, commercial, and residential and is measured by an independent market research firm on a scale of 1 to 10, with 10 being the highest score possible. Residential and commercial customer satisfaction reached the highest measured levels ever. Industrial customer satisfaction was below the overall goal established by the Committee, although ratings for customer loyalty and overall customer satisfaction at the 8 to 10 level reached all-time highs. The capital spending performance goal established by the Board was more than met. Even after taking into consideration a $13 million refund to our Nevada customers, overall financial performance for the Company was the best ever. For the third consecutive year, customer satisfaction combined with excellent financial results resulted in overall performance in excess of 100% of the 1996 goal.

     December 31, 1996, marked the end of the first three-year measurement period (1994-1996) for the award of performance shares under the Company's long-term incentive program. Overall earnings per share grew an average of 9.5% per year (12.5% in 1996) over the three-year period, and total shareholder return over the same period put Sierra in the 81/st/ percentile in the Dow Jones Utility Average. Based on the terms of the plan approved by shareholders in 1994 and the specific three-year goals established by the Committee in 1994, management earned 175% of the shares made available for grant in 1994, which is the maximum amount possible under the terms and conditions of the Plan.

     The officers and executives achieved these remarkable results while the Company was continuing the significant organizational restructuring and downsizing resulting from the successful voluntary early retirement and voluntary severance program was set up in anticipation of the merger with The Washington Water Power Company (WWP), which did not occur. Even though our customer base has continued to grow at a steady, rapid rate, the Company has fewer Management, Professional and Administrative (MPA) employees in 1996 than it has had at any time in its recent history (the MPA employee base was reduced by one-third by year end 1995).

     In addition, during the first half of 1996, management spent an enormous amount of time preparing for the proposed merger with WWP. When the merger was called off by WWP in June 1996, management reacted immediately and achieved some major accomplishments in the last half of the year, including commercialization of the Pinon Pine Project, implementation of innovative new gas and electric tariffs, consummation of several long-term contracts with customers responsible for a significant portion of the Company's electric load, and implementation of a three-year gas and electric rate plan in Nevada providing significant benefits to customers and shareholders alike. Other significant achievements over the year included reaching an all-time high in the price of our stock, completion of the second phase of the Chalk Bluff Water Treatment Plant, a very successful and profitable first year of operation for the Tuscarora Gas Pipeline, and the inauguration of an innovative new energy services company.


                      CHIEF EXECUTIVE OFFICER COMPENSATION

     The compensation package of the Company's chief executive officer, Walter
M. Higgins, is computed on the same guiding principles as the other executives. Mr. Higgins, who became chief executive officer in January 1994, receives a base salary, an annual incentive opportunity, and long-term incentive compensation opportunity.

     After the end of Mr. Higgins' first full year on the job in 1994, the Committee ordered a survey of CEO salaries by a firm different from the one that helped set up the compensation plan. That firm surveyed 104 electric utility companies and reported that Mr. Higgins' base salary fell below the median (adjusted for company size) among the comparison group. In 1995, the Committee raised Mr. Higgins' base salary from $300,000 to $315,000 (5%), still below the industry average for a chief executive officer. In 1996, the Committee raised Mr. Higgins' salary to $335,000. At the end of 1996, the Committee commissioned a study on the Company's executive compensation program by Towers Perrin, a national compensation and benefits consulting firm. The study disclosed that Mr. Higgins' base salary continued to fall below the national median for chief executive officers of similarly sized companies.

     Mr. Higgins' target annual incentive is 45% of position rate. Superior performance can raise that to 67.5% of base while substandard performance can result in no award. His annual incentive award is based 80% on achieving corporate goals and 20% on meeting individual goals.

     In 1996, Mr. Higgins received 2,952 performance shares that can be earned, as with other participants, over a three-year period ending in 1999 if the Company meets goals for growth in earnings per share and for total shareholder return.

     For most of the same reasons cited for the executive group as a whole, the Committee found Mr. Higgins performed at an exceptional level in 1996 and, once again, well above the Board's expectations.

     In 1996, the Company exceeded its record-setting 1995 net income level. As stated above, in 1996, the Company also recorded its best customer satisfaction scores in the residential and commercial sectors, and reached all-time highs for customer loyalty and scores above 8 on a scale of 10 in the industrial sector.

     At the beginning of the year, the Committee established thirteen specific goals and objectives to measure Mr. Higgins' individual performance. By year-end, Mr. Higgins had completely satisfied or substantially completed eleven of these goals. The goals included achieving all 1996 financial and customer satisfaction commitments; completing the merger with The Washington Water Power Company; completing the Alturas and Pinon Pine projects on time and on budget; completing operating agreements with Washoe County for water system deliveries and presenting a single provider decision to the Washoe County Commission; presenting an alternative strategic plan to the Board; managing the retail wheeling issue through the Nevada interim legislative committee and the Nevada Public Service Commission; continuing to enhance acceptance and support for the merger and Sierra's leadership; spreading total quality management to at least two additional areas of the Company; completing the redesign of the Retail Operations group; developing and presenting to the Board of Altus (the proposed merged company) a strategic plan for the new company; continuing to improve the Company's relationship with the Nevada Public Service Commission and the California Public Utilities Commission; developing a positive relationship with all of the commissions regulating Altus; disposing of the Lake Tahoe properties of Lands of Sierra; increasing effective utilization of the Company's headquarters building; developing telecommunications opportunities; and, as always, react, reconsider, and resolve unforeseen conditions. While the merger was not completed, which also obviated the goal of developing and presenting the strategic plan for the merged company, the Committee believed that Mr. Higgins did all that was possible to bring about the merger and could not be held responsible for Washington Water Power's decision to withdraw from the merger. The Committee also found that Mr. Higgins' leadership abilities and motivational skills contributed in a very significant way to the Company's extraordinary performance in 1996, including the stock price reaching an all-time high, and to all the major accomplishments that have been described in the Committee's report on executive compensation.

     MEMBERS OF THE COMPENSATION AND ORGANIZATION COMMITTEE

     Theodore J. Day                Richard N. Fulstone
     Harold P. Dayton, Jr.          Robert B. Whittington, Chair
     James R. Donnelley


                             SEVERANCE ARRANGEMENTS

     Severance allowance plans (adopted in 1986) exist for all employees of the Company and its subsidiaries which provide for severance pay, payable in a lump sum or by purchase of an annuity, if within three years after a change in control of the Company, there is a termination of employment by the Company related to such change in control, or a termination of employment by the employee for good reason, in each case as described in the plans. In these circumstances, employees, including the currently employed officers named in the compensation table above, are entitled to a severance allowance not to exceed an amount equal to 24 months of the employee's base salary and any bonus and the continuation for up to 24 months of participation in the Company's group medical and life insurance plans. Change in control is defined in the plan as, among other things, a dissolution or liquidation, a reorganization, merger or consolidation in which the Company is not the surviving corporation, the sale of all or substantially all the assets of the Company (not the sale of a work unit) or the acquisition by any person or entity of 20% or more of the voting power of the Company. In addition, several change-in-control contracts have been entered into between the Company and several of its executives, including those listed on the Summary Compensation Table, which are described in the section titled Certain Relationships and Related Transactions. Benefits under the change of control contracts are in lieu of, and not in addition to, any benefits available under the severance allowance plans.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

     The Company has entered into severance agreements with certain key executives, including the individuals named in the Summary Compensation Table. These agreements provide that, upon termination of the executive's employment within twenty-four months following a change in control of the Company (as defined in the agreements) either (a) by the Company for reasons other than cause (as defined in the agreements), death or disability, or (b) by the executive for good reason (as defined in the agreement, including a diminution of responsibilities, compensation, or benefits (unless, with respect to reduction in salary or benefits, such reduction is applicable to all senior executives of the Company and the acquiror), the executive will receive certain payments and benefits. These severance payments and benefits include (i) a lump sum payment equal to three times the sum of the executive's base salary and target bonus, (ii) a lump sum payment equal to the present value of the benefits the executive would have received had he continued to participate in the Company's retirement plans for an additional three years (or, in the case of the Company's Supplemental Executive Retirement Plan only, the greater of three years or the period from the date of termination until the executive's early retirement date, as defined in such plan), and (iii) continuation of life, disability, accident, and health insurance benefits for a period of thirty-six
(36) months immediately following termination of employment. The agreements also provide that if any compensation paid, or benefit provided, to the executive, whether or not pursuant to the change-in-control agreements, would be subject to the federal excise tax on "excess parachute payments," payments and benefits provided pursuant to the agreement will be cut back to the largest amount that would not be subject to such excise tax, if such cutback results in a higher after-tax payment to the executive. The Directors entered into these agreements in order to attract and retain excellent management, and to encourage and reinforce continued attention to the executives' assigned duties without distraction under circumstances arising from the possibility of a change in control of the Company. In entering into these agreements, the Board was advised by Towers Perrin, the national compensation and benefits consulting firm described above, and Skadden, Arps, Slate, Meagher & Flom, an independent outside law firm, to insure that the agreements entered into were in line with existing industry standards and provided benefits to management consistent with those standards.


CERTAIN BUSINESS RELATIONSHIPS

     The Company has entered into an agreement with a partner of Hale Day Gallagher Co., a real estate brokerage and investment company, to act as broker for the sale of a property owned by Lands of Sierra, Inc., a subsidiary of the Company. The eventual sale of the property will result in Hale Day Gallagher Co. receiving a standard brokerage commission not to exceed 5% of the selling price. Mr. T.J. Day, a partner of Hale Day Gallagher Co. and a Director of the Company, has no relationship with or interest in the transaction, will receive no part of the commission, and will receive no direct or indirect benefit from the transaction.

     Mr. Peterson, formerly a partner with the law firm of Woodburn and Wedge, became Senior Vice President and General Counsel for Sierra Pacific Resources in 1993. Woodburn and Wedge, which has performed legal services for Sierra Pacific Power Company since 1920 and for Sierra Pacific Resources and all its subsidiaries from their inception, continues to perform legal work for the Company. Mr. Peterson's spouse, an equity partner in the firm since 1982, was moved to inactive status in the firm as of January 1, 1997.

     Susan Oldham, a former employee of SPPC specializing in water resources law, planning and policy, accepted the Company's voluntary severance offering in December 1995. Ms. Oldham is the spouse of Steven C. Oldham, Vice President, Transmission Business Group and Strategic Development for Sierra Pacific Power Company. Ms. Oldham, a licensed attorney in Nevada and California, has continued to perform specialized legal services in the water resource area for the Company on a contract basis.

INDEBTEDNESS OF MANAGEMENT

     In April 1994, Mr. Malquist, Senior Vice President and Chief Financial Officer, received a $92,000 interest-free loan related to his employment arrangement with the Company. The loan is payable in four equal annual installments. Any installment due on any anniversary date on which Mr. Malquist is employed by the Company will be discharged by the Company in consideration for services rendered during the previous year.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Evolving best practice among leading corporations includes periodic competitive review and selection of independent auditors. Accordingly, in 1996, the Company decided to competitively bid its auditing services. The Company solicited and reviewed requests for proposal from a majority of the big six national accounting firms, including Coopers & Lybrand, the Company's former auditors. At the conclusion of the process, on November 18, 1996, the Company selected Deloitte & Touche, LLP, as the Company's independent auditors for the years ending 1996 and 1997.

     During the two most recent fiscal years through November 18, 1996, the Company has not consulted with Deloitte & Touche on items which concerned the application of accounting principles generally, or to a specified transaction or group of transactions, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

     A representative of Deloitte & Touche will be present at the Annual Meeting to answer questions from stockholders and will have an opportunity to make a statement if desired.

     The Audit Committee has approved each professional service provided by Coopers & Lybrand and Deloitte & Touche during 1996. Additionally, the Audit Committee considered the possible effect the performances of such services might have on the independence of the Company's independent accountants and concluded that the services performed have not impaired their independence. All professional services in 1996 were provided by Coopers & Lybrand and Deloitte & Touche at customary rates and terms.

                            DISCRETIONARY AUTHORITY

     The Company has no knowledge of any matters to be presented for action by the stockholders at the meeting other than as set forth herein. However, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment in the event that any additional matters should be presented.


                      DEADLINE FOR STOCKHOLDERS PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received on or before December 5, 1997, for inclusion in the proxy materials relating to that meeting. Any such proposals should be sent to William E. Peterson, Secretary, Sierra Pacific Resources, P.O. Box 30150, Reno, NV 89520-3150.

                                 ANNUAL REPORT

     In order to exercise prudent judgment, Stockholders are invited to examine the financial statements contained in the Company's Annual Report for 1996, a copy of which has been mailed to all stockholders of record through the close of business on March 14, 1997.

SIERRA PACIFIC RESOURCES
                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Harold P. Dayton, Jr. and Walter M. Higgins or either of them, each with full power of substitution, proxies to vote all shares of Common Stock of Sierra Pacific Resources which the undersigned may be entitled to vote at the Annual Meeting of the Stockholders to be held on May 16, 1997 and at any and all adjournments thereof:

1. TO ELECT THE MEMBERS OF THE BOARD OF DIRECTORS.

   For all nominees listed below                   Withhold authority to vote
   (except as written to the contrary below) [_]   for all nominees [_]

             Edward R. Bliss   Theodore J. Day   Walter M. Higgins

(INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name on the space provided below.)
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2. WITH DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROP-
   ERLY COME BEFORE THE MEETING.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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                          (CONTINUED FROM OTHER SIDE)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCK-HOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR" ALL NOMINEES IN ITEM 1.

                                      Please sign below exactly as your name
                                      appears on this card, including the
                                      title "Executor", "Trustee", etc., if
                                      the same is indicated. When stock is
                                      held by a corporation, this proxy should be executed by an authorized officer thereof.

                                      -----------------------------------------
                                      Signature

Dated: _______________ , 1997         -----------------------------------------
                                      Signature if held jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
 CARD USING THE ENCLOSED ENVELOPE.